Exhibit 5

                        [LETTERHEAD OF HUNTON & Williams]

                                 August 10, 2000

The Board of Directors
Philip Morris Companies Inc.
120 Park Avenue
New York, New York 10017-5592

                          Philip Morris Companies Inc.
         Registration of Shares for 2000 Performance Incentive Plan and
             2000 Stock Compensation Plan for Non-Employee Directors

Ladies and Gentlemen:

      We have acted as counsel to Philip Morris Companies Inc., a Virginia corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 61 million shares of the Company's Common Stock, $0.33 1/3 par value (the "Shares"), to be offered pursuant to the Philip Morris Companies Inc. 2000 Performance Incentive Plan (the "2000 Plan") and 2000 Stock Compensation Plan for Non-Employee Directors (the "2000 Non-Employee Director Plan" and together with the 2000 Plan, the "Plans").

      In rendering this opinion, we have relied upon, among other things, our examination of the Plans and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

      Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

      1. the Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia; and

      2. the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

                                        Very truly yours,


                                        /s/ Hunton & Williams